YP.NET ANNOUNCES ESTABLISHMENT OF RULE 10B5-1 PURCHASE PROGRAM

Executive Officers, Directors and Other Key Team Members Adopt Individual Plans Mesa, Arizona - (Business Wire)
March 2, 2004

YP.NET, Inc.(TM), (OTCBB: YPNT) a leading provider of nationwide Internet Yellow Pages and related services today announced that its Board of Directors has approved the establishment of a Rule 10b5-1 purchase plan program under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. This program will allow the Company's executive management, directors and other key employees who wish to participate to acquire shares of the Company's common stock on a continuous and periodic basis.

SEC Rule 10b5-1 allows programs to be established that permit a corporate insider to buy or sell shares on a regular basis over a set period of time under a written plan that is approved by the company. These pre-planned trades can then be executed at a later date, as set forth in the plan, without regard to any subsequent nonpublic information the individual might have received or the price of the stock at the time of the sale. Such programs can also minimize the market effect of insider purchases or sales by spreading them over a more extended period than the traditional, limited trading "windows" following quarterly announcements of earnings.

The individuals who have entered into individual 10b5-1 purchase plans include, Angelo Tullo, the Company's Chairman and Chief Executive Officer; David Iannini, Chief Financial Officer; DeVal Johnson, Vice President, Secretary and a Director; Gregory B. Crane, Executive Vice President and a Director; Daniel Coury, Sr., a Director; Peter Bergmann; a Director; and a number of other key members of the YP.Net team.

Angelo Tullo, YP.Net's Chairman and Chief Executive Officer stated, "I believe deeply in the great future of this Company and I know my fellow officers, directors and key employees share this conviction with me. Unfortunately, due to current securities laws, we are generally prohibited from demonstrating our confidence in the Company because of the fact that we are continually in possession of material nonpublic information about the Company."

"I am thrilled that by entering into these pre-arranged 10b5-1 plans to purchase stock of the Company, we are now able to emphatically express our confidence in YP.Net's people and its prospects," stated Mr. Tullo.

Except as may be required by law, the Company does not undertake to report future plans by these or other officers or directors of the Company nor to report modifications, terminations, transactions or other activities under such trading plans.


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ABOUT YP.NET, INC.
YP.Net Inc., a leading provider of Internet-based Yellow Pages services, offers an Internet Advertising Package ("IAP") that includes a Mini-WebPage(TM) and Preferred Listing through its Yellow Pages web site at www.YP.Com. The Company's web site contains listings for approximately 18 million businesses in the United States and 150 million individuals in the United States and Canada. As of December 31, 2003, YP.Net, Inc. has 283,064 IAP advertisers.

YP.Net also provides an array of other Internet services that complement its Yellow Pages web site, including an Internet Dial-Up Package(TM) (dial-up Internet access) and QuickSite(TM) (web site design & hosting services).

YP.Net is a longstanding member, exhibitor and sponsor of the two major Yellow Pages trade associations - Yellow Page Integrated Media Association "YPIMA," the major trade association of Yellow Pages publishers throughout the world, and the Association of Directory Publishers "ADP," which mostly represents independent Yellow Pages publishers. YP.Net, Inc. is based in Mesa, AZ. For more information, visit the web site at www.YP.Com.

CONTACT:
YP.Net, Inc.
Roger Bedier
Investor Relations
480-325-4339
Fax 480-654-9747


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